UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 9, 2009

Penn Treaty American Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-14681	23-1664166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Legacy Drive, Suite 130 Frisco, TX 75034
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (469) 287-7044

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 9, 2009, Penn Treaty American Corporation (the “Company”), Penn Treaty Network America Insurance Company (“PTNA”) and William Hunt, Jr., the former President and Chief Executive Officer of PTNA and the Company, entered into a Separation Agreement and General Release (the “Agreement and Release”).  Mr. Hunt, a director of the Company, was party to an Employment Agreement (the “Employment Agreement”) with PTNA, pursuant to which he also served for the benefit of the Company.  The Employment Agreement provided for the payment of 12 months of severance to Mr. Hunt upon the termination of his employment without cause.  Mr. Hunt was also party to a Change of Control Agreement (the “Change of Control Agreement”) with the Company.  The Agreement and Release was entered into in satisfaction of any obligations due to Mr. Hunt from PTNA and the Company related to the Employment Agreement and the Change of Control Agreement.

Mr. Hunt’s employment with PTNA was terminated on March 27, 2009, and he resigned from his positions with the Company as of the same date.  The Agreement and Release provides that Mr. Hunt will receive severance pay in an amount equal to 12 months of salary at the rate in effect prior to the date his employment terminated.  Pursuant to the terms of the Agreement, the Company shall pay to Mr. Hunt an amount equal to one month of salary and PTNA shall pay to Mr. Hunt an amount equal to the remaining 11 months.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description
10.1	Separation Agreement and General Release, dated as of October 9, 2009, by and among Penn Treaty Network America Insurance Company, Penn Treaty American Corporation and William Hunt, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN TREATY AMERICAN CORPORATION

October 16, 2009	By: /s/ Eugene Woznicki
Name: Eugene Woznicki
Title:Chief Executive Officer

EXHIBIT INDEX

Exhibit                    Description
10.1	Separation Agreement and General Release, dated as of October 9, 2009, by and among Penn Treaty Network America Insurance Company, Penn Treaty American Corporation and William Hunt, Jr.